EXHIBIT 2

Vivus - Why Change Is Needed Now

First Manhattan Co.

Recommended Reading

  First Manhattan Co. - Open Letter to Vivus Employees - June 17th, 2013 [ PDF ]
  First Manhattan Co. - Nominee Bios - June 4th, 2013 [ PDF ]
  Investor Presentation - June 4th, 2013 [ PDF ]
  First Manhattan Co. - Proxy Statement - June 4th, 2013 [ PDF ]
  First Manhattan Co. - Shareholder Letter - June 4th, 2013 [ PDF ]
  First Manhattan Co. - CEO Letter - March 7th, 2013 [ PDF ]

Press releases and other documents

  First Manhattan Co. - Denner, Keating, Bass added to FMC Nominees - May 22nd, 2013 [ PDF ]
  First Manhattan Co. - Defensive Changes to VVUS Board - May 1st, 2013 [ PDF ]
  First Manhattan Co. Comments on expected REMS Modification - April 10th, 2013 [ PDF ]